NEWS RELEASE
TSX: SCY
October 19, 2017
NR 17-9
www.scandiummining.com

SCANDIUM INTERNATIONAL INITIATES EPCM CRITICAL PATH
ENGINEERING ON NYNGAN SCANDIUM PROJECT

Reno, Nevada, October 19, 2017 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that we have instructed Lycopodium, our EPCM Engineering Contractor, to initiate critical path engineering for our Nyngan Scandium Project in NSW, Australia. Lycopodium will commence work immediately on select critical path components for the project, including design and specification engineering on the high-pressure autoclave unit, associated flash and splash vessels and several specialized high-pressure input pumps. This engineering work will enable final supplier selection, firm component pricing and delivery dates for these key process components.

Recent progress has been achieved in other areas of project development, specifically regarding infrastructure upgrades and provision of utilities for mine construction and operation.

Electrical Power Delivery. Essential Energy, the New South Wales state-owned energy delivery company, has recently completed a scope of work commissioned by the Company in 2016, to upgrade the existing 66kv powerline adjacent to the Nyngan project. Essential Energy will deliver power to the project via this powerline, but will now hand over the system upgrade project to Lycopodium.

Modifications to Barrier Highway. Design work for an upgrade of the mine access road/Barrier Highway intersection has been completed and approved by local authorities. Quotations for the upgrade work are now being sought from earthworks contractors.

Water Delivery To Project Site. The Nyngan/Cobar water pipeline, operated by the Cobar Water Board, has recently undergone an upgrade from a single to dual pipe system. This renewed 12 inch pipeline runs along the Barrier Highway and is the planned delivery system for fresh water to the Nyngan project. Discussions with the Cobar Water Board confirming delivery services are ongoing.

Site Weather Station Installed. A comprehensive automatic weather station has been installed at the project site, to continue baseline data-gathering work prior to project construction, and then continuously through mine operation.

George Putnam, CEO of Scandium International Mining Corp. commented:

“This kick-off of detailed engineering and design work on critical path, long lead items represents an important advancement on project development for Nyngan. With this work schedule, supported by our EPCM contractor Lycopodium, we continue to preserve our intended timing for scandium production in first half 2019.”

QUALIFIED PERSONS AND NI 43-101 TECHNICAL REPORT

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project has received all key approvals, including a NSW development consent and mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson
Tel: (775) 233-7328
Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to the availability of financing project development, demand for scandium; uncertainties associated with the results of production as described in the feasibility study; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.